Exhibit 99.1

Contact: Global Logistics Acquisition Corp. Gregory E. Burns President, CEO (646) 495-5094	Brainerd Communicators, Inc. Jeff Majtyka/Brad Edwards (Investors) Jenna Focarino (Media) (212) 986-6667

Global Logistics Acquisition Corp. Announces Third Quarter Results for The Clark Group, Inc.

Third Quarter Adjusted Operating Income Rises 14.9%

New York, NY, November 7, 2007 — Global Logistics Acquisition Corporation (AMEX: GLA; GLA.U; GLA.WS) (“GLAC”), today announced financial results for The Clark Group, a non-asset-based provider of mission-critical supply chain solutions, for the quarter ended September 29, 2007. As previously announced, GLAC has reached a definitive agreement to acquire The Clark Group.

Summarized financial results for the quarter ended September 29, 2007 are as follows (dollars in thousands):

(unaudited)

	13 Weeks Ended September 29, 2007		13 Weeks Ended September 30, 2006	% Change	39 Weeks Ended September 29, 2007		39 Weeks Ended September 30, 2006	% Change
Gross profit
Domestic	$5,998		5,605	7.0%	17,487		16,308	7.2%
International	1,527		1,856	(17.7%)	4,326		5,267	(17.9%)
Consolidated	7,525		7,461	0.9%	21,813		21,575	1.1%
Adjusted income from continuing operations before interest and taxes
Consolidated	$2,683	(1)	2,336	14.9%	6,887	(1) (2)	6,312	9.1%
(1)	Excludes acquisition related expenses including attorney, accountant and systems related costs totaling $308,700.
(2)	Excludes a one-time, non-recurring severance expense of $280,000 that was incurred in the first quarter of 2007.

Third Quarter Financial Highlights

•	Third quarter operating income, excluding $308,700 of transaction expenses, rose 14.9% to $2.7 million compared to $2.3 million last year
•	Third quarter domestic gross profit increased 7.0% to $6.0 million compared to $5.6 million last year
•	Third quarter gross profit margin expanded to 39.0% from 36.8% last year

The Clark Group reported gross profit of $7.5 million, a 0.9% increase over $7.4 million in the third quarter of 2006. Domestic gross profit increased 7.0% to $6.0 million in the third quarter of 2007, compared to $5.6 million in the same period last year. International gross profit decreased 17.7% to $1.5 million in the third quarter of 2007 as the company closed its unprofitable UK office and positions the international division for future growth.

Gross profit margin expanded to 39.0% during the third quarter of 2007 from 36.8% during the same period last year primarily as a result of the Company’s ability to capitalize on a softer freight environment. Third quarter operating income, excluding $308,700 of transaction expenses, rose 14.9% to $2.7 million in the third quarter of 2007, compared to $2.3 million in the same period last year. EBIT margin from continuing operations expanded to 35.7% in the third quarter of 2007 compared with 31.3% in third quarter 2006.

GLAC is a specified purpose acquisition corporation (a SPAC). As previously announced, GLAC will acquire Clark for $72.5 million of cash and issue 320,276 shares to certain shareholders. Clark is majority owned by members of the Anderson family and individuals associated with Anderson companies. The transaction is subject to the review of the Securities and Exchange Commission, shareholder approval, and other customary closing conditions. Assuming conditions are met, GLAC anticipates completing the transaction by December 15, 2007.

GLAC filed an updated preliminary proxy with the Securities and Exchange Commission on November 1, 2007.

About The Clark Group

Over its 30-year history, The Clark Group has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

About Global Logistics Acquisition Corporation

Global Logistics Acquisition Corporation (AMEX: GLA), a publicly traded acquisition corporation, is focused solely on acquiring privately held transportation and logistics companies. The Company raised net proceeds of approximately $88 million through its initial public offering in February 2006 led by BB&T Capital Markets and EarlyBirdCapital, Inc. Please visit www.glacteam.com for more information.

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE CLARK GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 29, 2007	December 30, 2006
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$1,075	$4,075
Accounts receivable	6,831	6,737
Other receivables	125	106
Prepaid expenses	720	953
Current assets of discontinued operations	242	442
Total current assets	8,993	12,313
PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,413	1,539
Goodwill	10,871	10,871
Other Assets	11	46
Total assets	$21,288	$24,769
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,110	$7,247
Accrued expenses and other payables	1,429	2,098
Current liabilities of discontinued operations	260	556
Total current liabilities	7,799	9,901
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Voting common stock par value $1, 2,500 shares authorized, 910 shares issued at September 29, 2007 and December 30, 2006, respectively	1	1
Non-voting common stock par value $1, 22,500 shares authorized, 8,190 shares issued at September 29, 2007 and December 30, 2006, respectively	8	8
Additional paid in capital	1,041	1,041
Retained Earnings	12,439	13,818
Total stockholders’ equity	13,489	14,868
Total liabilities and stockholders’ equity	$21,288	$24,769

THE CLARK GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In Thousands)

	13 Weeks Ended September 29, 2007	13 Weeks Ended September 30, 2006	39 Weeks Ended September 29, 2007	39 Weeks Ended September 30, 2006
GROSS REVENUES	$19,302	$20,296	$56,792	$57,271
FREIGHT EXPENSE	(11,777)	(12,835)	(34,979)	(35,696)
Gross profit	7,525	7,461	21,813	21,575
SELLING, OPERATING AND ADMINISTRATIVE EXPENSES	(5,151)	(5,125)	(15,515)	(15,263)
Income from Operations	2,374	2,336	6,298	6,312
INTEREST INCOME (EXPENSE)	(23)	9	(14)	11
Income before income taxes	2,351	2,345	6,284	6,323
INCOME TAX EXPENSE	—	—	—	—
INCOME FROM CONTINUING OPERATIONS	2,351	2,345	6,284	6,323
LOSS FROM DISCONTINUED OPERATIONS	(1,474)	(48)	(2,042)	(307)
NET INCOME	$877	$2,297	$4,242	$6,016
Pro Forma Reconciliation
Income from Operations	2,374	2,336	6,298	6,312
Plus one-time acquisition expenses -3rd quarter	309		309
Plus one-time non recurring severance expense-1st quarter			280
Adjusted Income from continuing operations before interest and taxes—Consolidated	2,683	2,336	6,887	6,312